Exhibit 12


                               THE COCA-COLA COMPANY AND SUBSIDIARIES

                        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (In millions except ratios)

                         Three Months
                            Ended               Year Ended December 31,
                           March 31,   -----------------------------------------------
                             1998      1997      1996      1995      1994      1993
                             ----      ----      ----      ----      ----      ----
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles    $ 1,243   $ 6,055   $ 4,596   $ 4,328   $ 3,728   $ 3,185

 Fixed charges                  74       300       324       318       236       213

Adjustments:
  Capitalized
   interest, net                (5)      (17)       (7)       (9)       (5)      (16)

  Equity (income) loss,
   net of dividends             30      (108)      (89)      (25)       (4)      (35)
                           -------   -------   -------   -------   -------   -------

 Adjusted earnings         $ 1,342   $ 6,230   $ 4,824   $ 4,612   $ 3,955   $ 3,347
                           =======   =======   =======   =======   =======   =======


FIXED CHARGES:

 Gross interest
  incurred                 $    67   $   275   $   293   $   281   $  204    $   184

 Interest portion of
  rent expense                   7        25        31        37       32         29
                           -------   -------   -------   -------   -------   -------

 Total fixed charges       $    74   $   300   $   324   $   318   $   236   $   213
                           =======   =======   =======   =======   =======   =======

 Ratios of earnings
  to fixed charges            18.1      20.8      14.9      14.5      16.8      15.7
                           =======   =======   =======   =======   =======   =======

  At March 31, 1998, the Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $537 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.

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